Exhibit 99.1

FORM OF

INSTRUCTIONS FOR USE OF CAESARS ENTERTAINMENT CORPORATION

SUBSCRIPTION RIGHTS CERTIFICATE AND ELECTION FORM

CONSULT GEORGESON INC., THE INFORMATION AGENT, AS TO ANY QUESTIONS

The following instructions relate to the distribution by Caesars Entertainment Corporation (“Caesars Entertainment”), to the holders of record (the “Record Holders”) of its common stock, as of 5:00 p.m., New York City time, on [—], 2013 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) of Caesars Acquisition Company (the “Company”) at a price of $[—] per whole share (the “Rights Offering”) as described in the Company’s Prospectus, dated [—], 2013 (the “Prospectus”). An aggregate of up to [—] shares of Class A Common Stock are being offered by the Prospectus. Each Record Holder will receive one Right for every full share of Caesars Entertainment common stock owned of record as of 5:00 p.m., New York City time, on the Record Date.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [—], 2013 (the “Expiration Date”). Rights not exercised by the Expiration Date will expire, have no value and cease to be exercisable for Class A Common Stock. Neither the Company nor Caesars Entertainment will be obligated to honor any purported exercise of Rights received by Computershare Trust Company, N.A. (the “Subscription Agent”) after 5:00p.m., New York City time, on the Expiration Date (the “Expiration Deadline”), unless the Rights are exercised by mail that is postmarked on or before the Expiration Date and received by the Subscription Agent before 5:00p.m., New York City time, on the second business day after the Expiration Date (the “Mail Deadline”). Rights validly exercised by mail postmarked on or before the Expiration Date and received by the Subscription Agent by the Mail Deadline will be deemed to have been exercised by the Expiration Deadline.

The Rights held by each Record Holder are evidenced by Rights certificates (the “Subscription Rights Certificates”). Your Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

Each Right gives the holder thereof the right to purchase from the Company one share of Class A Common Stock (the “Basic Subscription Right”) at a subscription price of $[—] per whole share (the “Subscription Price”) or the right to retain such Right. For the avoidance of doubt, a holder may not elect to retain more than the number of Basic Subscription Rights actually issued to such holder. Shares of Class A Common Stock underlying retained Basic Subscription Rights will not be available for subscription pursuant to the Over-Subscription Privilege (as described below). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding up to the nearest whole share. For example, if you owned 1,000 shares of Caesars Entertainment common stock on the Record Date, you would receive 1,000 Rights that would entitle you to purchase 1,000 shares of Class A Common Stock for $[—] per share, subject to, if applicable, any part of the subscription price that is used to reimburse withholding taxes (including backup withholding taxes) paid by Caesars Entertainment on behalf of you. Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, you will not be permitted to subscribe for any shares of Class A Common Stock that would result in you beneficially owning 5% or more of the outstanding Class A Common Stock.

In addition, Record Holders who purchase all of the shares of Class A Common Stock available to them pursuant to their Basic Subscription Rights may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[—] per whole share, for a portion of any shares of Class A Common Stock that other Record Holders do not purchase or affirmatively retain through the exercise of their Basic Subscription Rights or the retention of their Rights, respectively (the “Excess Shares”). The Subscription Agent will allot shares of Class A Common Stock in the Rights Offering as follows:

•	First, shares will be allocated to Record Holders who exercise their Basic Subscription Rights at a ratio of one share of Class A Common Stock per exercised subscription right.

•	Second, Excess Shares will be allocated among the Record Holders who exercise the Over-Subscription Privilege, in accordance with the following formula:

•	Each holder who exercises the Over-Subscription Privilege will be allocated a percentage of the Excess Shares equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised. Such percentage could result in the allocation of more or fewer Excess Shares than the holder requested to purchase through the exercise of the Over-Subscription Privilege.

•	Third, if the allocation of Excess Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of Class A Common Stock than that holder subscribed for pursuant to the Over-Subscription Privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	Fourth, any shares of Class A Common Stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request will be allocated among all remaining holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of our Class A Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, any shares of Class A Common Stock that would be allocated to you, but that would cause your beneficial ownership of Class A Common Stock to equal or exceed 5% of the outstanding Class A Common Stock, will not be allocated to you, and instead will be allocated to other holders of Rights pursuant to the steps described above.

Do not send the Subscription Rights Certificate or payment to the Company or Caesars Entertainment. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate, with full payment of the total subscription amount, before 5:00 p.m., New York City time, on the Expiration Date or, if sent by mail postmarked on or before the Expiration Date, before the Mail Deadline. Once you submit the Subscription Rights Certificate, you are not allowed to revoke or change the exercise or request a refund of monies paid. If you do not exercise your Rights before the Expiration Date, then they will expire, have no value and cease to be exercisable for shares of Class A Common Stock.

The number of shares of Class A Common Stock you may purchase pursuant to your Basic Subscription Right is indicated on the Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or retention of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE AND FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL OF THE SHARES THAT YOU INTEND TO SUBSCRIBE FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00P.M., NEW YORK CITY TIME, ON [—], 2013, THE EXPIRATION DATE, OR, IF POSTMARKED ON OR BEFORE THE EXPIRATION DATE, BEFORE 5:00P.M., NEW YORK CITY TIME, ON THE SECOND BUSINESS DAY AFTER THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED OR RETAINED ANY RIGHTS, SUCH EXERCISE OR RETENTION MAY NOT BE REVOKED. RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE, HAVE NO VALUE AND CEASE TO BE EXERCISABLE FOR SHARES OF CLASS A COMMON STOCK.

1. Method of Subscription—Exercise or Retention of Rights

To exercise or retain your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the total required subscription amount for all of the shares you intend to subscribe for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., New York City time, the Expiration Date, or, if sent by mail postmarked on or before the Expiration Date, before the Mail Deadline. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Common Stock that you wish to acquire in the Rights Offering by cashier’s or certified check drawn upon a United States bank, or a personal check that clears within two business days of the Expiration Date, payable to the Subscription Agent at the address set forth below. If you wish to use any other form of payment, you must obtain the prior approval of the Subscription Agent and make arrangements in advance with the Subscription Agent for the delivery of such payment. If paying by uncertified personal check, please be aware that funds paid in this manner may take at least five business days to clear. We urge you to consider using a cashier’s or certified check as we will not be responsible for any delays in processing personal checks, even if such delays result in your Rights not being exercised.

Your payment must be received by the Subscription Agent prior to the Expiration Date or, if payment is sent by mail postmarked on or before the Expiration Date, before the Mail Deadline. Payment received after the expiration of the Rights Offering or, if payment is sent by mail postmarked on or before the Expiration Date, after the Mail Deadline, will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date or, if payment is sent by mail postmarked on or before the Expiration Date, before the Mail Deadline. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent, Caesars Entertainment or the Company.

The completed Subscription Rights Certificate and full payment of the total subscription amount, by cashier’s, certified or personal check, must be delivered to the Subscription Agent by one of the methods described below:

By first class, registered or certified mail:	By express mail or overnight courier:
Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

Caesars Entertainment may not honor the exercise of your Rights if you deliver subscription documents, Subscription Rights Certificates or payment in a manner or method different than those set forth above.

You should direct any questions or requests for assistance concerning the method of subscribing for shares of Common Stock, the subscription documents or for additional copies of the Prospectus to Georgeson Inc. (the “Information Agent”), by calling (888) 624-2255 (toll-free) or, if you are a bank, broker or other nominee, (800) 223-2064.

If you hold your shares of common stock of Caesars Entertainment in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent, Caesars Entertainment and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Class A Common Stock that are being subscribed for pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights has been exercised in full and the number of shares of Class A Common Stock being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

If you or your nominee send a subscription payment that is insufficient to purchase the number of shares of Class A Common Stock you requested, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege and the elimination of fractional shares.

If you send a subscription payment that exceeds the amount necessary to purchase the number of shares of Class A Common Stock for which you have indicated an intention to purchase, then the remaining amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

2. Issuance of Common Stock.

As soon as practicable following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Privilege, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will (i) credit your account or the account of your record holder with the number of shares of Class A Common Stock that you purchased pursuant to the Basic Subscription Right and the Over-Subscription Privilege, and (ii) mail to each holder of Rights who exercises the Over-Subscription Privilege any excess amount, without interest or penalty, received in payment of the Subscription Price for Excess Shares that are subscribed for by such holder of Rights but not allocated to such holder of Rights pursuant to the Over-Subscription Privilege.

3. Commissions, Fees, and Expenses.

Caesars Entertainment and the Company are not charging any fee or sales commission to issue the Rights to you or to issue shares of Class A Common Stock to you if you exercise your Rights. If you exercise your Rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. Caesars Entertainment will pay all reasonable fees charged by Computershare Trust Company, N.A., as the subscription agent and Georgeson Inc., as the information agent.

4. Execution.

If you are a holder of Rights, the signature on the Subscription Rights Certificate must correspond with the name of the holder of Rights exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a holder of Rights must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

5. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the holder of Rights, but, if sent by mail, such mail must be postmarked on or before the Expiration Date, and it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York City time, two business days following the Expiration Date.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and any subscription requests pursuant to the Over-Subscription Privilege may be effected by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., New York City time, on the Expiration Date, the required certification as to the number of shares of Class A Common Stock subscribed for under the Basic Subscription Right and the number of any additional shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Class A Common Stock subscribed for under the Basic Subscription Right and pursuant to the Over-Subscription Privilege on behalf of all such beneficial owners.

7. Determinations Regarding the Exercise of Your Rights.

Caesars Entertainment will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and Caesars Entertainment will not accept any alternative, conditional or contingent subscriptions. Caesars Entertainment reserves the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless Caesars Entertainment waives them in its sole discretion. Neither the Company, Caesars Entertainment nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to Caesars Entertainment’s right to withdraw and cancel the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment. Caesars Entertainment’s interpretations of the terms and conditions of the Rights Offering will be final and binding.